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                                                                Exhibit 99.1


DANIEL D. CROWLEY RESIGNS FROM FHS BOARD

    LOS ANGELES, JULY 21, 1997 - Foundation Health Systems, Inc. (NYSE-FHS) today announced that Daniel D. Crowely has resigned from the company's Board of Directors, effective July 16, 1997. FHS was formed by the April 1, 1997 merger involving Foundation Health Corporation (FHC) and Health Systems International, Inc. (HSI).

    Under the company's by-laws, the five FHS board members who were FHC board members prior to the merger will nominate an individual to replace Mr. Crowley.

    I have enjoyed working with the FHS Board of Directors for the last few months as we worked to bring the two companies together, said Daniel D. Crowley. FHS is now well positioned to become one of the nation's leading managed care organizations, and now I am anxious to move on and focus my energies on new challenges.

    On behalf of the company, I want to thank Dan for his dedicated service in building Foundation Health Corporation, said Malik M. Hasan, M.D., chairman and chief executive officer of FHS. We wish him the very best in the future.

    FHS is the nation's fourth-largest publicly traded managed health care company. Its mission is to enhance quality of life for its customers by offering products distinguished by their quality, service and affordability. The company's HMO, insured PPO and government contracts subsidiaries provide health benefits to nearly five million individuals in 17 states through group, individual, Medicare risk, Medicaid and CHAMPUS programs. FHS subsidiaries also offer managed health care products related to workers' compensation, PPO networks, behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

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FHS Media Contact:        Kurt Davis
(916)631-5288
Kurt_D_Davis@ccmail.fh.com

FHS Investor Contact:    David Olson
(818)719-6978
dolson@fhs.com